HEALTHTRONICS, INC. ACQUIRES GENERAL PARTNER INTEREST IN

GULF COAST LITHOTRIPSY ASSOCIATES, LP FROM HEALTHSOUTH

CORPORATION

Marietta, GA, May 21, 2001 — HealthTronics, Inc. (Nasdaq:HTRN), an emerging leader in providing non-invasive therapies to the urologic and orthopaedic medical community, announced today that the Company has purchased the general partner interest in Gulf Coast Lithotripsy Associates, LP from Healthsouth Corporation.

Gulf Coast has been the largest lithotripsy service provider in the Houston, Texas market for the past ten years. The partnership has approximately sixty limited partners, most of who are practicing urologists in the Houston area. Gulf Coast provides turnkey lithotripsy services to some of the largest medical facilities in the area.

Dr. Argil Wheelock, CEO of HealthTronics commented, “We are very pleased to become partners with these Houston urologists, and we look forward to working with the physicians to sustain Gulf Coast’s historical position as the premier lithotripsy provider in the Houston market. The lithotripsy market has become more competitive during the past year, but Gulf Coast has excellent relationships with doctors and facilities and continues to be the largest lithotripsy provider in the Houston area. Some of the interest we have purchased will be offered to new urologists in Houston. This acquisition will be immediately accretive to HealthTronics’ earnings and will help us to meet our annual earnings per share growth objective of 30% plus for the current fiscal year.”

This transaction brings the number of kidney stone treatment locations for HealthTronics to 53. The Company believes that it is now the second largest lithotripsy company in the United States in terms of numbers of treatment sites and patient treatments.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of HealthTronics to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2000, and in subsequent documents filed by HealthTronics with the Securities and Exchange Commission.

For further information on HealthTronics, Inc., please visit the Company’s website located at www.healthtronics.com.

/s/ Argil J. Wheelock

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Argil J. Wheelock, Chairman and CEO